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                                                                      EXHIBIT 11

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                       (Not Covered by Auditor's Report)


                                                                1996               1995                1994
                                                                ----               ----                ----
EARNINGS PER SHARE INFORMATION:
-------------------------------

Weighted average number
  of shares outstanding
  during the year                                          2,246,651          2,277,944           1,686,821

Net earnings                                             $ 4,494,394          3,922,697           2,780,175

Earnings per share                                       $      2.00               1.72                1.66
